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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       2000           1999           1998
                                                     -------        -------        -------
EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL COMMON SHARE:
  Net Income                                         $27,153        $36,586        $29,602
                                                     =======        =======        =======
  Shares:
  Weighted average number of common
     shares outstanding - Basic                       26,730         26,689         26,294
  Effect of dilutive securities (a):
     Stock options                                       232            330            607
                                                     -------        -------        -------
   Adjusted common shares - Diluted                   26,962         27,019         26,901
                                                     =======        =======        =======

  EARNINGS PER SHARE - DILUTED                       $  1.01        $  1.35        $  1.10
                                                     =======        =======        =======

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.